Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101 U.S.A.	FOR MORE INFORMATION: Kimberlee Sinclair Director, Corporate Relations +1 612-845-5342 Maximillian Marcy Manager, Treasury and Investor Relations +1 651-236-5062

NEWS	For Immediate Release	May 31, 2012

H.B. Fuller Expands European Business Transformation Plans

Integration of Acquired Business Supports Regional Profitable Growth Strategy

ST. PAUL, Minn., (May 31, 2012) – H.B. Fuller Company (NYSE: FUL) announced today that it intends to make several organizational changes to support its growth and profitability strategy in the Europe, India, Middle East and Africa (EIMEA) operating segment. These specific plans support the segment’s commitment to improve EBITDA margin to 15 percent by the year 2015 while completing the integration of the Forbo business in the region.

Earlier this year, H.B. Fuller completed its planned acquisition of the industrial adhesives business of Forbo Group. As expected, the company has determined that there are sizable opportunities to eliminate duplication in manufacturing and redundant services in the combined businesses. H.B. Fuller has now completed its integration assessments in EIMEA, and the resulting plans include the intended closure of five manufacturing facilities and a net reduction of approximately 100 positions in sales, finance, customer service, and research and development. The plans are based on a thorough analysis of the company’s now-combined operations and are subject to Works Council and/or Trade Union consultations and other legal requirements.

This announcement follows the North America integration plan announcement on April 19, 2012. In addition, last week the company launched its integration plans for its Asia Pacific operating segment. The global integration plan is now mostly complete and communicated within 90 days of the completion of the acquisition.

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H.B. Fuller Expands European Business Transformation Plans	Page 2 of 2

H.B. Fuller also affirmed the company’s intention to make capital investments in the EIMEA segment of approximately $90 million over the next three years. The investments will enable consolidation, facilitate increased production capacity, support new technologies in the company’s European operations, and centralize finance shared services and customer service functions in Mindelo, Portugal, as previously announced. These actions will enable the operating segment to modernize and enhance plant processes and use resources and technology more efficiently.

“We have thoroughly examined every part of the now-combined EIMEA business, and I am confident that the organization we have designed will enable H.B. Fuller to achieve our profitable growth goals in EIMEA,” said Jim Owens, H.B. Fuller president and chief executive officer. “Streamlining our operations and investing where it makes sense will make the region more efficient and able to provide even better service to our customers.”

Overall, plans for investment and restructuring represent a net reduction of 370 positions. The facilities scheduled for closure are: Chatteris, United Kingdom; Pirmasens, Germany; and Vigo, Spain, as well as the previously announced closures planned for facilities in Borgolavezzaro, Italy, and Wels, Austria. These facility closures will be staggered over the next two years.

The company intends to file a Form 8-K with the United States Securities and Exchange Commission (SEC) that details the costs associated with these actions.

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit us at www.hbfuller.com, read our blog, follow GlueTalk on Twitter or like us on Facebook.

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